Exhibit 99.1

Metabolix Reports Second Quarter 2012 Financial Results and Provides Business Update

Announces Agreement with Antibióticos S.A. for Production
of MirelTM Biopolymer Resin

Reports Successful Laboratory Scale-up of Biobased Acrylic Acid Recovery
using the FAST Process

CAMBRIDGE, Mass.—(BUSINESS WIRE)—July 26, 2012— Metabolix, Inc.  (NASDAQ: MBLX), an innovation-driven bioscience company delivering sustainable solutions to the plastics, chemicals and energy industries, today reported financial results for the three months ended June 30, 2012.

“We made tangible progress toward the commercialization of our biopolymer and biobased chemicals businesses during the second quarter.  Today, we are pleased to announce that we have signed a letter of intent with Antibióticos for the production of Mirel biopolymer resin.  We also expect to work closely with Antibióticos to complete the manufacturing, economic and engineering feasibility studies required to sign a contract manufacturing agreement.  With the implementation of our new supply chain plan now underway, we expect to have productive discussions with customers to bridge existing biopolymer inventory to new commercial supply in 2013 and to continue product development in high value-added applications,” commented Richard P. Eno, President and Chief Executive Officer of Metabolix.

SECOND QUARTER 2012 AND THE FIRST HALF FINANCIAL OVERVIEW

Metabolix manages its finances with an emphasis on cash flow.  The Company has maintained this focus and ended the second quarter with $59.9 million in unrestricted cash and investments.  The Company’s net cash used for operating activities during the second quarter of 2012 was $5.9 million, which remains consistent with net cash used of $5.9 million for the comparable quarter in 2011.  Metabolix continues to have no debt.

Metabolix currently expects cash usage from operations for 2012 in the range of $28 to $30 million, and expects to end 2012 with a cash and investments balance before any capital expenditures of approximately $48 to $50 million.  Anticipated capital expenditures are currently being evaluated.  The Company anticipates ending 2012 with an annual cash usage from operations run rate of approximately $24 million, excluding any additional partner funding, grant revenue, other sources of income, or capital expenditures.

Total revenue in the second quarter of 2012 was $0.9 million, compared to $0.2 million for the comparable quarter in 2011.  The second quarter revenue consisted primarily of revenue from government grants and product sales.  Grant revenue of $0.5 million increased by $0.4 million over the same quarter of 2011, primarily as a result of work performed on the Company’s $6.0 million DOE grant.  Biopolymer product sales of $0.4 million were recorded during the Company’s second quarter of 2012.

Cost of product revenue was $0.4 million during the quarter ended June 30, 2012 and primarily reflects the cost of product shipped to customers, warehousing costs to store over five million pounds of acquired Telles inventory, and freight expenses.  Research and development expenses were $5.0 million for the second quarter of 2012 compared to $6.0 million for the same period in 2011. The decrease of $1.0 million is primarily due to decreased employee compensation and benefits resulting from the Company’s restructuring efforts in the first quarter of 2012, reduced research and development support and a decline in travel expenses.  Selling, general and administrative expenses were $3.4 million for the second quarter of 2012 as compared to $4.2 million for the comparable quarter in 2011. The decrease of $0.8 million is also attributable to the Company’s restructuring efforts in its first quarter of 2012, reduced legal expenses and a decline in travel expenses.

The Company reported a net loss of $7.9 million or $0.23 per share for the second quarter of 2012 as compared to a net loss of $10.0 million or $0.33 per share for the second quarter of 2011.

Revenue for the six months ended June 30, 2012 was $40.2 million compared to $0.5 million in the same period of 2011.  The year-over-year increase was primarily related to $38.9 million in deferred revenue which was recognized as a result of the termination of the Telles joint venture in February of this year.  Increases in grant and product revenues during the first six months of 2012 compared to the first six months of 2011 of $0.7 million and $0.4 million, respectively, were partially offset by a $0.3 million decrease in license and royalty fees received from Tepha, Inc., a related party.

Cost of product revenues was $0.5 million during the six months ended June 30, 2012 and primarily reflects the cost of inventory shipped to customers and warehousing.  Research and development expenses were $11.1 million for the first half of 2012 compared to $12.2 million for the same period in 2011. The six month decrease of $1.1 million is primarily the result of decreased employee compensation and benefit expenses of $0.5 million, net of one-time restructuring expenses of $0.5 million, and a reduction in contract research expenses of $0.6 million, and less frequent biopolymer product trials and outside testing.  Selling, general and administrative expenses were $7.8 million for the first six months of 2012 as compared to $8.0 million for the comparable six month period in 2011. The decrease of $0.2 million is primarily the result of decreased employee compensation and benefit expenses of $0.3 million, net of one-time restructuring expenses of $0.4 million.

The Company reported net income of $20.9 million or $0.61 per share for the first half of 2012 compared to a net loss of $19.6 million or $0.69 per share for the first half of 2011.

The Company’s net cash used in operating activities during the first half of 2012 was $18.1 million, which represents an increase in cash usage from $15.3 million for the comparable period in 2011.  The $2.8 million increase in net cash usage is primarily attributed to the Company’s payment of $3.0 million to Telles in March of this year to acquire all of the existing inventory from the ended joint venture.

BUSINESS UPDATE

In the first half of 2012, Metabolix engaged in extensive discussions with prospective manufacturing and commercialization partners for biopolymers and focused on evaluating certain manufacturing options and locations worldwide. Today, the Company announced the outcome of this process with the selection of Antibióticos as its manufacturing partner and the signing of a letter of intent. Metabolix expects that Antibióticos will begin producing demonstration quantities of Mirel biopolymer resin in early 2013.  The companies intend to complete a contract manufacturing agreement that Metabolix expects will lead to commercial supply later in 2013.

In the second quarter of 2012, Metabolix continued the launch of Mirel biopolymers with the sales of inventory to existing customers and supply of product samples to potential customers for new applications. Product sales to European customers of film grade resin accounted for a majority of quarterly sales.  Europe represents the largest market for bioplastic materials worldwide.  The Company is managing more than 5 million pounds of existing product inventory and expects to bridge core customers to new supply when it becomes available.

In its second technology platform, Metabolix is developing four-carbon (C4) and three-carbon (C3) chemicals from biobased sources using proprietary, patented fermentation technology and the “FAST” (fast-acting, selective thermolysis) recovery process.  In the second quarter, Metabolix continued to advance its technology and engaged in discussions with prospective C4 chemicals customers.

Metabolix has also continued to make technical advancements in its C3 industrial chemicals program focused on biobased acrylic acid.  In the second quarter of 2012, Metabolix successfully scaled-up recovery of acrylic acid from dried biomass using the “FAST” process in the Company’s Cambridge laboratory.  Today, the Company also noted that it has started shipping sample quantities of dried biomass for conversion to biobased acrylic acid for customer evaluation.

In the second half of 2012, Metabolix plans to continue fermentation scale up, engineering of microbial strains, and development and optimization of its FAST recovery technology to produce biobased industrial chemicals to meet or exceed chemical industry specifications for quality and purity.  The long term goal of the chemicals program is to commercialize the Company’s technology independently or through commercial alliances.

In its third technology platform, crop-based businesses, Metabolix has continued work on developing an innovative biorefinery system which uses plant crops to co-produce biobased chemicals with bioenergy. In 2012, Metabolix expects to continue to advance research under a $6 million grant by the U.S. Department of Energy (“DOE”) to produce PHB in switchgrass to co-

produce densified biomass for fuel and to produce value-added crotonic acid.  The Company expects to continue to identify opportunities for additional grants and collaborations to fund and advance its crop platform.

Conference Call Information

Richard Eno, the Company’s President and CEO, Joseph Hill, CFO, and Oliver Peoples, Co-founder and CSO, will host a conference call today at 4:30 p.m. (Eastern) to discuss the results of the second quarter ended June 30, 2012. The Company will also provide an update on the business and answer questions from the investment community. A live webcast of the call with slides can be accessed through the Company’s website at www.metabolix.com in the investor relations section. To participate in the call, dial toll-free 1-888-523-1227 or 719-325-2348 (international). The pass code is 6049575.  The conference call will also be webcast and can be accessed from the Company’s website at www.metabolix.com in the investor relations section.

To listen to a telephonic replay of the conference call, dial toll-free 1-877-870-5176 or 1-858-384-5517 (international) and enter pass code 6049575.  The replay will be available beginning at 7:30 p.m. (Eastern) on Thursday, July 26, 2012 and will last through 11:59 PM (Eastern) August 9, 2012.  In addition, the webcast will be archived on the Company’s website in the investor relations section.

About Metabolix

Metabolix, Inc. is an innovation-driven bioscience company delivering sustainable solutions to the plastics, chemicals and energy industries. Metabolix is developing and commercializing MirelTM and Mvera,TM a family of high-performance bioplastics which are biobased and biodegradable alternatives to many petroleum-based plastics. Metabolix’s biobased chemicals platform utilizes its novel “FAST” recovery process to enable the production of cost-effective, “drop in” replacements for petroleum-based industrial chemicals. Metabolix is also developing a platform for co-producing plastics, chemicals and energy from crops. Metabolix has established an industry-leading intellectual property portfolio that, together with its knowledge of advanced industrial practice, provides a foundation for industry collaborations.

For more information, please visit www.metabolix.com.  (MBLX-E)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding expected future financial results and cash usage; plans for launch of the Metabolix biopolymers business; plans to manufacture biopolymer resin at Antibioticos; plans to enter into a definitive contract manufacturing agreement, the expected timing for production of biopolymer resin at demonstration scale and at commercial scale; expectations for the commercialization of Metabolix biopolymers and the Company’s industrial chemicals; plans to secure grant funding and collaborations; and future research and development, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Metabolix’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2011 filed on March 12, 2012 and risks related to international business activities, particularly in Europe.  Metabolix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

METABOLIX, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenue:
Revenue from termination of ADM collaboration	$—	$—	$38,885	$—
Grant revenue	461	99	839	124
License fee and royalty revenue from related parties	89	92	134	393
Product revenue	373	—	387	—
Total revenue	923	191	40,245	517

Costs and expenses:
Cost of product revenues	437	—	492	—
Research and development	5,006	6,000	11,051	12,199
Selling, general, and administrative	3,437	4,196	7,836	7,983
Total costs and expenses	8,880	10,196	19,379	20,182
Income (loss) from operations	(7,957)	(10,005)	20,866	(19,665)

Other income:
Interest income, net	9	23	26	43
Net income (loss)	$(7,948)	$(9,982)	$20,892	$(19,622)

Net income (loss) per share:
Basic	$(0.23)	$(0.33)	$0.61	$(0.69)

Diluted	$(0.23)	$(0.33)	$0.61	$(0.69)

Number of shares used in per share calculations:
Basic	34,183,702	29,824,008	34,160,018	28,372,371

Diluted	34,183,702	29,824,008	34,264,428	28,372,371

METABOLIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

UNAUDITED

(in thousands)

	June 30,	December 31,
	2012	2011
Assets
Cash, cash equivalents and short-term investments	$48,161	$76,855
Inventory	2,821	—
Other current assets	1,626	1,584
Restricted cash	622	622
Property and equipment, net	1,845	2,276
Long-term investments	11,763	1,503
Other assets	95	72
Total assets	$66,933	$82,912

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$3,539	$4,086
Short-term deferred revenue	296	2,914
Current portion of deferred rent	165	165
Long-term deferred revenue	—	35,944
Other long-term liabilities	262	340
Total liabilities	4,262	43,449
Total stockholders’ equity	62,671	39,463
Total liabilities and stockholders’ equity	$66,933	$82,912

METABOLIX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

(in thousands)

	Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities
Net Income (loss)	$20,892	$(19,622)
Adjustments to reconcile net income or loss to cash used in operating activities:
Depreciation	718	770
Charge for 401(k) company common stock match	264	368
Stock-based compensation	2,083	2,442
Changes in operating assets and liabilities:
Other operating assets and liabilities	(717)	(188)
Deferred revenue	(38,562)	931
Inventory	(2,821)	—
Net cash used in operating activities	(18,143)	(15,299)

Cash flows from investing activities
Purchase of property and equipment	(287)	(488)
Purchase of investments	(47,935)	(78,968)
Proceeds the from sale and maturity of short-term investments	57,207	52,606
Net cash provided (used) by investing activities	8,985	(26,850)

Cash flows from financing activities
Proceeds from options exercised	19	48
Proceeds from public stock offering, net of offering costs of $2,336	—	49,357
Net cash provided by financing activities	19	49,405

Effect of exchange rate changes on cash and cash equivalents	(6)	(4)

Net increase (decrease) in cash and cash equivalents	(9,145)	7,252
Cash and cash equivalents at beginning of period	21,277	12,526
Cash and cash equivalents at end of period	$12,132	$19,778

Metabolix General Inquiries:

Lynne H. Brum, (617) 682-4693, LBrum@metabolix.com

Investor Relations Contact:

James R. Palczynski, ICR, (203) 682-8229, james.palczynski@icrinc.com